Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEAVANA HOLDINGS, INC.

TEAVANA HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Teavana Holdings, Inc. (the “Corporation”).

2.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 5, 2004.

3.	The original Certificate of Incorporation was amended and restated by an Amended and Restated Certificate of Incorporation duly adopted by the board of directors of the Corporation in accordance with Sections 242 and 245(c) of the Delaware General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) and filed with the Secretary of State of the State of Delaware on December 15, 2004 (the “Amended and Restated Certificate of Incorporation”).

4.	The Amended and Restated Certificate of Incorporation was amended by a Certificate of Amendment (the “Certificate of Amendment”) duly adopted by the board of directors of the Corporation in accordance with Section 242 of the Delaware General Corporation Law and approved by (i) holders of a majority of the outstanding shares of the Class A Common Stock (determined by treating Securities (as defined in the Amended and Restated Certificate of Incorporation) that are convertible into Class A Common Stock on an as-converted basis) in accordance with Section 1.7 of the By-Laws of the Corporation and Sections 228 and 242 of the Delaware General Corporation Law and (ii) the holders of a majority of the voting power of the outstanding shares of Class B Common Stock of the Corporation in accordance with Section 4 of clause (c) of Article V of the Amended and Restated Certificate of Incorporation.

5.	This Second Amended and Restated Certificate of Incorporation (this “Certificate”) restates and integrates the provisions of the Amended and Restated Certificate of incorporation, as amended by the Certificate of Amendment, and was duly adopted by the board of directors in accordance with Section 242 and 245(c) of the Delaware General Corporation Law and approved by (i) holders of a majority of the outstanding shares of the Class A Common Stock (determined by treating Securities (as defined in the Amended and Restated Certificate of Incorporation) that are convertible into Class A Common Stock on an as-converted basis) in accordance with Section 1.7 of the By-Laws of the Corporation and Sections 228 and 242 of the Delaware General Corporation Law and (ii) the holders of a majority of the voting power of the outstanding shares of Class B Common Stock of the Corporation in accordance with Section 4 of clause (c) of Article V of the Amended and Restated Certificate of Incorporation.

6.	The text of the Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is Teavana Holdings, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

A.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000 shares consisting of:

1.	100,000,000 shares of Common Stock, with a par value of $.00003 per share (the “Common Stock”); and

2.	5,000,000 shares of Preferred Stock, with a par value of $.0001 per share (the “Preferred Stock”).

B.	The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.	The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.	Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation. Notwithstanding the foregoing, (i) for so long as Andrew Mack beneficially owns shares of the Corporation’s common stock representing greater than 50% of the total voting power of the outstanding shares generally entitled to vote for the election of directors, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action, and are delivered to the Corporation by delivery to the Secretary or his or her representative at the principal executive offices of the Corporation; and (ii) effective upon the date on which Andrew Mack ceases to beneficially own shares representing at least a majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation, no action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting and the power of the stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

D.	Special meetings of stockholders of the Corporation may be called only by the affirmative vote of the majority of the Board of Directors, the Chairman of the Board, the President or the Chief Executive Officer.

ARTICLE VI

A.

The number of directors shall initially be six (6) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the closing date of the first sale of the Corporation’s Common Stock pursuant to a firmly underwritten registered public offering (the “Effective Date”), the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the Effective Date; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders following the Effective Date; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders following the Effective Date; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

B.	Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C.	Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

The Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to actions or omissions occurring prior to, such repeal or modification.

ARTICLE IX

To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE X

The Corporation reserves the right to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by the laws of the State of Delaware and all rights of the stockholders of the Corporation are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article TENTH, Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article NINTH.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, on this      day of July, 2011.

TEAVANA HOLDINGS, INC.

By:
Andrew T. Mack, Chief Executive Officer